Exhibit 99.1

Subject: Inland Residential Announces Estimated Per Share Values

Inland Residential Properties Trust, Inc. (Inland Residential or the Company) filed a Form 8-K to announce that its board of directors determined an estimated per share net asset value (NAV) of each class of its common stock as of December 31, 2017, which also sets new purchase prices for shares under its Distribution Reinvestment Plan (DRP) and Share Repurchase Program (SRP).

  The estimated per share NAV of the Company’s Class A Shares is $23.15, Class T Shares is $24.32 and Class T-3 Shares is $23.551. The estimated per share NAVs represent an increase of 2.9%, 8.0% and 4.6%, respectively, over the previous Net Investment Value shown on investor account statements.
  The estimated per share NAVs determined by the Company’s board of directors are the midpoint of the range of values provided by Duff & Phelps in its valuation report.
  This valuation is a snapshot in time and is not indicative of the amount Inland Residential or its stockholders may receive if Inland Residential were to list its shares or liquidate its assets, now or in the future.

Helpful Links:

  Form 8-K
  Frequently Asked Questions (FAQs) regarding the estimated per share values
  Company’s press release announcing its estimated per share values

Questions?

For additional information, please read the Company’s Form 8-K filed February 5, 2018, contact your Inland sales representative or call Inland Investor Services at 800.826.8228.

1This valuation represents the estimated per share NAVs as a snapshot in time and they will fluctuate over Inland Residential’s life cycle. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAVs are based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the board of directors, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by Duff & Phelps and their consistency with real estate industry standards and best practices.

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View Prospectus and Other SEC Filings

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus that has been filed or registered with the appropriate state and federal regulatory agencies and sold only by broker dealers and registered investment advisors authorized to do so. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Residential. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC, dealer manager for Inland Residential.

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Important Information Regarding Inland Residential’s Per Share Estimated Values

Inland Residential Properties Trust, Inc. (Inland Residential) is pleased to provide important information about its recent valuation which affects investor account statements. Below are some frequently asked questions.

Q:	What are the per share estimated values for Inland Residential’s three share classes?
A:	Inland Residential’s per share estimated values are as follows.

Class A Shares	Class T Shares	Class T-3 Shares
$23.15	$24.32	$23.55

Q:	Why are the values different for each share class?
A:	Because the share classes were established on different dates, each class of common stock was allocated its proportionate share of (1) income and expenses for each quarter based on the number of shares outstanding for that class as of the prior quarter, and (2) unrealized/realized gains/losses on assets and fair market value of debt based on the weighted average number of shares outstanding for each share class from inception through the valuation date.

Q:	How do the per share estimated values compare to the values previously shown on account statements?
A:	The estimated per share NAVs represent an increase of 2.9% for Class A Shares, 8.0% for Class T Shares and 4.6% for Class T-3 Shares over the previous net investment value shown on investor account statements.

Q:	How did Inland Residential estimate its per share value?
A:	We used the appraised value methodology to determine an estimated per share value. The appraised value methodology, also known as the net asset value or NAV method, is based on the fair value of real estate, real estate related investments and other assets, less the fair value of total liabilities. We engaged a third party consultant to provide a range of estimated per share net asset values for each class of Inland Residential’s common stock.

Based on information provided by our consultant and taking into consideration the reasonableness of the valuation methodology, our Company’s Board of Directors determined the estimated net asset value to be approximately $50.2 million. The estimated value of the Company’s real estate assets reflects an overall increase of 6.2% compared to the Company’s original cost of the real estate assets plus any capital expenditures, and a weighted average annualized increase of 8.85% compared to the original cost of the real estate assets.

Q:	What third-party valuation consultant did Inland Residential retain to determine an estimation of the net asset value? Why were they selected?
A:	Inland Residential selected Duff & Phelps, LLC, an independent third-party real estate valuation firm, to perform the property appraisals and provide a range of estimated per share values for each class, from which the Company’s Board of Directors determined the estimated per share value for each class. Duff & Phelps is an independent advisor headquartered in New York, New York serving thousands of clients each year, including S&P 500 and Fortune 100 companies. Duff & Phelps was chosen based on a number of factors including its expertise in the area of valuation and its breadth and depth of experience in real estate services.

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Q:	Will there be any change to the investment objectives?
A:	No, the valuation does not affect the investment strategy or objectives of the portfolio. Inland Residential currently manages a portfolio of geographically diverse multifamily properties. Once we have acquired an asset, we seek to grow net operating income (NOI) through active asset management techniques mastered by our real estate experts.

Q:	Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP)?
A:	Only the price will change. Beginning with the February distribution to stockholders to be paid in March, any reinvestment under the DRP will be executed at a price equal to the per share estimated value for the applicable class. These prices will remain until a new estimated value is announced.

Subject to the terms of the SRP, below is a chart outlining the prices shares will be repurchased at for each category of the SRP beginning with the February 28, 2018 repurchase date.

	% of Share Price	Class A Repurchase Price	Class T Repurchase Price	Class T-3 Repurchase Price
Ordinary	96%	$22.22	$23.35	$22.61
Exceptional	100%	$23.15	$24.32	$23.55

Q:	Will the new estimated per share values affect monthly distributions?
A:	Our Company’s Board of Directors declared cash distributions payable to stockholders of record each day beginning on the close of business March 1, 2018 through the close of business March 31, 2018 in a daily amount equal to $0.003424658 per Class A Share, $0.002758488 per Class T Share and $0.003323017 per Class T-3 Share. The amount of distributions is established at the time and to the extent declared by the Board and is dependent upon several factors. Distributions are not guaranteed.

Q:	How often will a per share estimated value be announced?
A:	A per share estimated value must be determined at least annually.

Q:	Where can I find out more about the Inland Residential valuation?
A:	Contact Inland Investor Services at 800-826-8228 or visit our website at www.inland-investments.com for more detailed information.

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